Pricing Term Sheet
Filed pursuant to Rule 433
File No. 333-133956
FINAL PRICING TERMS OF THE REPUBLIC OF TURKEY 5.625% NOTES DUE MARCH 30, 2021 (RE-OPENING)

ISSUER:	The Republic of Turkey
SECURITIES:	5.625% Notes due March 30, 2021 (re-opening)
PRICING DATE:	July 29, 2010
ISSUE FORMAT:	Global (SEC Registered)
EXPECTED RATINGS:	BB (positive)/Ba2 (stable)/ BB+ (stable)
OUTSTANDING ISSUE SIZE BEFORE RE-OPENING:	USD 1,000,000,000 (before re-opening)
RE-OPENING AMOUNT OFFERED:	USD 1,000,000,000
OUTSTANDING ISSUE SIZE AFTER RE-OPENING:	USD 2,000,000,000 (after re-opening)
PRICE TO PUBLIC:	103.021% (exclusive of 137 days accrued interest of 2.140625% from March 18, 2010)
TOTAL FEES:	USD 1,000,000 (0.10%)
PROCEEDS TO ISSUER:	USD 1,029,210,000.00, plus accrued interest of USD 21,406,250.00 from March 18, 2010
YIELD TO MATURITY:	5.250% per annum
SPREAD TO US TREASURY:	226.7bps
BENCHMARK US TREASURY:	UST 3.500% due 15 May 2020
INTEREST PAYMENT DATES:	March 30 and September 30, commencing on September 30, 2010
CUSIP/ISIN:	900123BH2 / US900123BH29
EXPECTED LISTING:	Luxembourg Stock Exchange
LEAD-MANAGERS/BOOKRUNNERS:	Barclays Capital Inc. and Goldman Sachs International
SETTLEMENT:	Expected August 5, 2010, through the book-entry facilities of The Depository Trust Company

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, any prospectus supplement or free writing prospectus for this offering if you request it by calling Barclays Capital Inc. at 1-888-603-5847, or the Prospectus Department of Goldman Sachs International at 1-212-902-1171.
The prospectus link is:
http://www.sec.gov/Archives/edgar/data/869687/000095012310069886/y85853e424b5.htm
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